Exhibit 2.2

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

SYCAMORE NETWORKS, INC.

This Plan of Complete Liquidation and Dissolution (this “Plan”) is intended to accomplish the complete liquidation and dissolution of Sycamore Networks, Inc., a Delaware corporation (the “Company”), in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Approval of this Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan as being advisable to, and in the best interests of, the Company and its stockholders. The Board has directed that the dissolution pursuant to this Plan be submitted to the stockholders of the Company for approval. If the dissolution is approved, and this Plan is adopted, by a vote of the holders of a majority of the outstanding stock of the Company, this Plan shall constitute the adopted Plan of Complete Liquidation and Dissolution of the Company effective as of such time.

2. Certificate of Dissolution. Subject to Section 13 hereof, at such time as may be determined by the appropriate officers of the Company following the consummation of the sale of the Company’s Intelligent Bandwidth Management business and receipt of stockholder approval of the liquidation and dissolution of the Company pursuant to the Plan, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later effective time as stated therein, the “Effective Time”).

3. Cessation of Business Activities. After the Effective Time, the Company shall exist solely for purposes of prosecuting and defending suits by or against the corporation and enabling the Company to settle and close its business, dispose of and convey its property, discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business of the Company for which the Company was organized.

4. Dissolution Process. From and after the Effective Time, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a) Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(b) Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(c) Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and

(d) Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the terms of the Certificate of Incorporation, as amended, of the Company; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL. In the absence of actual fraud, the judgment of the Board or the Trustees (as defined below), as the case may be, as to the provision made for the payment of all obligations under paragraph (d) of this Section shall be conclusive.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve the Company in accordance with the procedures set forth in Section 281(b) of the DGCL.

5. Liquidating Trust. If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of the stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

6. Cancellation of Stock. The distribution to the Company’s stockholders pursuant to Section 4 hereof or pursuant to Section 281(b) of the DGCL shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 4 hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board or the Trustee, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company or the Trustee or (ii) furnish the Company or the Trustee with evidence satisfactory to the Board or the Trustee of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or the Trustee. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company on the date on which the Company files its Certificate of Dissolution under the DGCL and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

7. Absence of Appraisal Rights. The Company’s stockholders shall not be entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.

8. Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

9. Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan. The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with such dispositions.

10. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company or the Trustee may, in the absolute discretion of the Board or the Trustee, as applicable, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11. Authority of Officers and Directors.

(a) After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by the DGCL. The Board may appoint officers, hire employees and retain independent contractors as it deems necessary or desirable to supervise or facilitate the dissolution, and is authorized to pay to the Company’s officers, directors, employees and independent contractors, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. To the fullest extent permitted by law, adoption of this Plan by stockholders shall constitute approval of the payment of any such compensation.

(b) The adoption of this Plan by the holders of the Company’s common stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the DGCL and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL and the Code and (iv) to distribute all of the remaining funds of the Company to the holders of the Company’s common stock.

12. Indemnification. The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation, as amended, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy or any replacement policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. Any Trust created pursuant to this Plan shall also indemnify its Trustees, employees, agents and representatives to the maximum extent permissible by law, but in no event greater than the extent the Company may currently indemnify its officers, directors, employees, agents and representatives. The Board or the Trustee, as applicable, is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

13. Modification or Abandonment of this Plan. Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board or the Trustee may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

ADOPTED BY BOARD OF DIRECTORS

OF SYCAMORE NETWORKS, INC.

ON OCTOBER 22, 2012